EXHIBIT 99.5 - PRESS RELEASE DATED APRIL 4, 1996

                             PRESS RELEASE

                 EST ANNOUNCES STOCK REPURCHASE PLAN

KENNEWICK, WASHINGTON --- April 4, 1996 --- Electronic Systems
Technology, Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, today announced the commencement of a stock repurchase plan to acquire the Company's common stock up to a total value of $100,000 from open market purchases from brokers and dealers.

The Company's Board of Directors authorized the repurchase plan on March 26, 1996. Under the conditions of the plan, repurchases may commence as soon as April 12, 1996, and may continue through June 30, 1996. The maximum number of shares the Company will repurchase from any single shareholder during the duration of the stock repurchase plan will be 10,000 shares. The results of the stock repurchase plan is dependent upon market conditions, with no guarantee as to the exact number of
shares to be repurchased by the Company.   The repurchase plan is subject
to other terms and conditions, as are set forth in the plan.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.

Contact EST for more details.

                              www.esteem.com






























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APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.